Exhibit 99.1

RYERSON INC. AND SUBSIDIARY COMPANIES

Selected Income and Cash Flow Data - Unaudited

(Dollars in Millions, except Per Ton Data)

			Third	Year Ended
	Fourth Quarter		Quarter	December 31,
	2010	2009	2010	2010	2009

NET SALES	$972.1	$741.1	$1,031.7	$3,895.5	$3,066.1

Cost of materials sold	837.8	648.5	892.6	3,355.7	2,610.6

Gross profit	134.3	92.6	139.1	539.8	455.5

Warehousing, delivery, selling, general and administrative	132.1	127.4	128.7	505.7	483.9
Restructuring and other charges	12.0	—	—	12.0	—
Gain on insurance settlement	—	—	—	(2.6)	—
Gain on the sale of assets	—	—	—	—	(3.3)
Impairment charge on fixed assets	0.2	13.2	0.2	1.4	19.3
Pension and other postretirement benefits curtailment (gain) loss	2.0	(0.7)	—	2.0	(2.0)

OPERATING PROFIT (LOSS)	(12.0)	(47.3)	10.2	21.3	(42.4)

Other income and (expense), net	(1.2)	(1.6)	(1.9)	(3.2)	(10.2)
Interest and other expense on debt	(18.6)	(18.5)	(18.8)	(75.2)	(72.9)

LOSS BEFORE INCOME TAXES	(31.8)	(67.4)	(10.5)	(57.1)	(125.5)

Provision (benefit) for income taxes	1.5	(19.1)	5.1	12.9	66.9

NET LOSS	(33.3)	(48.3)	(15.6)	(70.0)	(192.4)

Less: Net loss attributable to noncontrolling interest	(3.3)	(1.1)	(1.1)	(4.6)	(3.1)

NET LOSS ATTRIBUTABLE TO RYERSON INC.	$(30.0)	$(47.2)	$(14.5)	$(65.4)	$(189.3)

Supplemental Data:

Tons shipped (000)	557	446	586	2,252	1,881
Shipping days	60	61	64	251	251

Average selling price/ton	$1,745	$1,661	$1,761	$1,730	$1,630
Gross profit/ton	241	208	237	240	242
Operating profit/ton	(22)	(106)	17	10	(23)

LIFO expense (income)/ton	3	67	4	23	(93)

LIFO expense (income)	$1.8	$30.0	$2.6	$52.4	$(174.2)

Depreciation and amortization expense	10.5	10.7	9.7	38.6	37.1

Cash flow from operating activities	(22.0)	(17.8)	(11.7)	(198.4)	284.7
Capital expenditures	(7.1)	(6.0)	(4.9)	(27.0)	(22.8)

See Schedule 1 for EBITDA and Adjusted EBITDA reconciliation

Schedule 1

RYERSON INC. AND SUBSIDIARY COMPANIES

Reconciliation of Net Loss Attributable to Ryerson Inc. to Adjusted EBITDA

(Dollars in millions)

	Fourth	Year Ended
	Quarter	December 31,
	2010	2010	2009

Net loss attributable to Ryerson Inc.	$(30.0)	$(65.4)	$(189.3)
Interest and other expense on debt	18.6	75.2	72.9
Provision (benefit) for income taxes	1.5	12.9	66.9
Depreciation and amortization expense	10.5	38.6	37.1

EBITDA	$0.6	$61.3	$(12.4)
Gain on sale of assets	—	—	(3.3)
Reorganization	14.8	19.1	19.9
Advisory services fee	1.2	5.0	5.0
Foreign currency transaction losses	1.4	2.7	14.8
Gain on insurance settlement	—	(2.6)	—
Debt retirement gains	—	—	(2.7)
Impairment charge on fixed assets	0.2	1.4	19.3
Other adjustments	(0.2)	0.5	(1.9)

Adjusted EBITDA	$18.0	$87.4	$38.7

Adjusted EBITDA	$18.0	$87.4	$38.7
LIFO expense (income)	1.8	52.4	(174.2)

Adjusted EBITDA, excluding LIFO expense (income)	$19.8	$139.8	$(135.5)

Note:	EBITDA represents net income before interest and other expense on debt, provision for income taxes, depreciation and amortization. Adjusted EBITDA gives further effect to, among other things, gain on the sale of assets, reorganization expenses and the payment of management fees. We believe that EBITDA and Adjusted EBITDA provide additional information for measuring our performance and are measures frequently used by securities analysts and investors. EBITDA and Adjusted EBITDA do not represent, and should not be used as a substitute for, net income or cash flows from operations as determined in accordance with generally accepted accounting principles, and neither EBITDA nor Adjusted EBITDA is necessarily an indication of whether cash flow will be sufficient to fund our cash requirements. Our definitions of EBITDA and Adjusted EBITDA may differ from that of other companies. Above is the reconciliation of net income to EBITDA, as further adjusted to Adjusted EBITDA and Adjusted EBITDA, excluding LIFO expense (income).